                                                                   EXHIBIT 13.b.


                    [NATIONAL LIFE OF VERMONT LETTERHEAD]



                                March 14, 1996


Market Street Fund, Inc.
103 Bellevue Parkway
Wilmington, DE  19809

Dear Sirs:

        By this letter, National Life Insurance Company ("National Life") agrees to purchase from Market Street Fund, Inc. (the "Fund") shares of common stock ($.01 per value) for an aggregate purchase price of $10,000,000.00, on the terms and conditions set forth herein and in the prospectus described below. Half of such shares are allocated to each of the Sentinel Growth Portfolio and the Common Stock Portfolio (each, a "Portfolio") of the Fund. This purchase is being made in connection with providing capital to the Fund with respect to the Portfolios. All shares to be purchase are to be validly issued, fully paid, and nonassessable upon issuance of such shares and receipt of payment by the Fund.

        National Life understands that the Fund has filed with the Securities and Exchange Commission (the "SEC") a registration statement (File No. 2-98755) on Form N-1A to register the Fund with the SEC under the Investment Company Act of 1940, and to register the shares with the SEC under the Securities Act of 1933. The registration statement contains the prospectus describing the Fund and the shares. National Life acknowledges that it has received and understands a copy of the registration statement.

        National Life represents that it is purchasing the shares for its own account, for investment, in order to provide initial capital, or "seed money" for the Portfolios and not with any present intent to distribute, sell, resell or otherwise dispose of the shares, either in whole or in part.

        National Life will not redeem the shares of any Portfolio purchased by it until the assets of the Portfolio (reflecting the shares purchased by National Life plus shares owned by the other Portfolio investors) are large enough, in National Life's reasonable judgment, so that a requested redemption will not have an adverse effect upon the investment performance of the Portfolio. Once this determination has been made, National Life may request to redeem its shares from time to time, and the Portfolio shares held by National Life will be redeemed in accordance with the provisions described in the Fund's then current prospectus.

                                Very truly yours,
                                NATIONAL LIFE INSURANCE COMPANY



                                By:  /s/ RODNEY A. BUCK
                                   -------------------------
                                     Rodney A. Buck,
                                     Senior Vice President